Filed Pursuant to Rule 424(b)(5)

Registration No. 333-201827

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 2, 2015.

Preliminary Prospectus Supplement

(To Prospectus dated February 2, 2015)

6,500,000 Shares

M/A-COM Technology Solutions Holdings, Inc.

Common Stock

M/A-COM Technology Solutions Holdings, Inc. is offering 4,500,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus supplement are offering an additional 2,000,000 shares. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

The common stock is listed on the Nasdaq Global Select Market under the symbol “MTSI.” The last reported sale price of the common stock on January  30, 2015 was $32.51 per share.

See “Risk Factors” on page S-11 of this prospectus supplement and page 1 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to public(1)	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)	See “Underwriting (Conflicts of Interest)” for a description of the compensation payable to the underwriters.

The underwriters have the option to purchase up to an additional 975,000 shares from the selling stockholders at the initial price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on February     , 2015.

Goldman, Sachs & Co.	BofA Merrill Lynch	Morgan Stanley

Raymond James	Stephens Inc.	Stifel

Prospectus Supplement dated February     , 2015.

Prospectus Supplement

Prospectus

Neither we, nor the selling stockholders, nor the underwriters have authorized any other person to provide you with information different from that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give. We and the selling stockholders are offering to sell and are seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of common stock and also adds to and updates information contained in the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in the accompanying prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus or this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the registration statement of which the accompanying prospectus forms a part includes additional information not contained in the accompanying prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find More Information.”

You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference carefully before you decide whether to invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the securities offered in this offering and may add, update or change information in the accompanying prospectus.

This prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners. Solely for convenience, copyrights, trademarks, service marks and trade names referred to in this prospectus supplement may appear without the ©, ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owners to these copyrights, trademarks, service marks and trade names.

Unless the context otherwise indicates, references in this prospectus to “MACOM,” the “Company,” “we,” “us” and “our” are to M/A-COM Technology Solutions Holdings, Inc. and its subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus, the documents incorporated by reference and our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding our business outlook, strategy, plans, expectations, estimates and objectives for future operations, and our future results of operations and financial position. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as “anticipates,” “believes,” “could,” “continue,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “targets,” “will,” “would,” or similar expressions or variations or the negatives of those terms.

Although forward-looking statements in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference reflect the good faith judgment of our management based on what we know at the time they are made, such statements involve inherent risks and uncertainties and actual results and outcomes may differ materially and adversely from the results and outcomes expressed or implied by our forward-looking statements. A number of important factors could cause actual results to differ materially and adversely from those in the forward-looking statements, including:

•	our failure to successfully integrate or achieve expected synergies, accretion and other anticipated benefits of any acquisitions;

•	lower than expected demand in any or all of our primary end markets or from any of our large OEM customers based on macro-economic weakness or otherwise;

•	the failure to realize the expected economies of scale, lowered production cost and other anticipated benefits of our previously announced GaN intellectual property licensing program;

•	the potential for defense spending cuts, program delays, cancellations or sequestration, failures or delays by any customer in winning business or to make purchases from us in support of such business;

•	lack of adoption or delayed adoption by customers and industries we serve of GaN, Indium Phosphide lasers, or other solutions offered by us;

•	failures or delays in porting and qualifying GaN or Indium Phosphide laser process technology to our Lowell, MA fabrication facility or third party facilities;

•	lower than expected utilization and absorption in our manufacturing facilities;

•	lack of success or slower than expected success in our new product development efforts;

•	loss of business due to competitive factors, product or technology obsolescence, customer program shifts or otherwise;

•	lower than anticipated or slower than expected customer acceptance of our new product introductions;

•	the potential for a shift in the mix of products sold in any period toward lower-margin products or a shift in the geographical mix of our revenues;

•	the potential for increased pricing pressure based on competitive factors, technology shifts or otherwise;

•	the impact of any executed or abandoned acquisition, divestiture or restructuring activity;

•	the impact of supply shortages or other disruptions in our internal or outsourced supply chain;

•	the relative success of our cost-savings initiatives;

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•	the potential for inventory obsolescence and related write-offs;

•	the expense, business disruption or other impact of any current or future investigations, administrative actions, litigation or enforcement proceedings we may be involved in; and

•	the impact of any loss of rights to licensed technology or any claims of intellectual property infringement or misappropriation, which could require us to pay substantial damages for infringement, expend significant resources in prosecuting or defending such matters or developing non-infringing technology, incur material liability for royalty or license payments, or prevent us from selling certain of our products.

Additional information concerning these and other risks is contained in the section titled “Risk Factors” in this prospectus supplement and in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2015.

Forward-looking statements in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or the documents incorporated by reference speak only as of the date of this prospectus supplement or the applicable document referred to or incorporated by reference (or such earlier date as may be specified in the applicable document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. Except as required by law, we have no plans, and undertake no obligation, to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise. We caution readers not to place undue reliance upon any such forward-looking statements. You are advised, however, to consult any further disclosures we make in those annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, which we incorporate by reference, as well as any other public filings we make with the SEC.

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SUMMARY

The following summary highlights selected information about us contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before deciding whether to invest in our common stock. You should review this entire prospectus supplement and the accompanying prospectus carefully, including the risks of investing in our common stock described under the heading “Risk Factors” beginning on page S-11 in this prospectus supplement, as well as our consolidated financial statements and notes thereto and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We are a leading supplier of high-performance analog RF, microwave, millimeterwave and photonic semiconductor products that enable next-generation internet and modern battlefield applications. We design and manufacture differentiated, high-value products for customers who demand high performance, quality and reliability. We offer a broad portfolio of over 3,500 standard and custom devices, which include integrated circuits, multi-chip modules, power pallets and transistors, diodes, switches and switch limiters, passive and active components Indium Phosphide high-performance laser semiconductors and complete subsystems, across 43 product lines serving over 6,000 end customers in four primary markets. Our semiconductor products are electronic components that our customers incorporate into their larger electronic systems, such as point-to-point wireless backhaul radios, optical networking equipment, high-density data networks, radar, automobile navigation systems, magnetic resonance imaging systems and unmanned aerial vehicles. Our primary markets are: Networks, which includes wired broadband, cellular backhaul, cellular infrastructure, enterprise networking, broadcast video transmission and optical communications applications; Aerospace and Defense, which includes military and commercial radar, RF jammers, electronic countermeasures and communication data links; Automotive, which includes global positioning modules we sell to Ford and Ford affiliates; and Multi-market, which includes industrial, medical, test and scientific applications.

Recent Developments

On December 15, 2014, we completed our acquisition of BinOptics Corporation (“BinOptics”), a supplier of high-performance photonic products, pursuant to the Agreement and Plan of Merger, dated November 17, 2014 (the “Merger Agreement”). In accordance with the Merger Agreement, all of the outstanding equity interests (including outstanding warrants) of BinOptics were exchanged for aggregate consideration of approximately $224.1 million in cash, subject to customary purchase price adjustments. We funded the acquisition of BinOptics with a combination of cash on hand and the incurrence of $100 million of additional borrowings under our existing revolving credit facility.

We believe BinOptics aligns with our core growth strategy in our Networks market, and that it has a high-performance laser semiconductor business model that is consistent with our target model for higher margin products with long product lifecycles. Further, we believe that BinOptics complements our existing business with an established footprint and customer relationships in the Asia-Pacific region and expands our addressable market for Indium Phosphide high-performance laser products and technology for use in optical networks.

BinOptics generated approximately $19.3 million and $38.7 million of revenue for the fiscal year ended December 31, 2013 and the nine months ended September 30, 2014, respectively, and gross profit of $8.0 million and $21.7 million for the fiscal year ended December 31, 2013 and the nine months ended September 30, 2014, respectively. Net income for BinOptics for the fiscal year ended December 31, 2013 and the nine months ended September 30, 2014 was $3.4 million and $22.1 million, respectively. The operations of BinOptics are included in our consolidated financial statements from December 15, 2014, the date of acquisition. For more information, please see BinOptics’ audited and interim financial statements and our pro forma financial information included in our Current Report on Form 8-K/A filed on February 2, 2015 and incorporated herein by reference, and in “Summary—Unaudited Summary Pro Forma Financial Information” below.

Corporate Information

We were incorporated under the laws of the State of Delaware in March 2009. The address of our principal executive offices is 100 Chelmsford Street, Lowell, Massachusetts 01851, and our telephone number is (978) 656-2500. We maintain a website at www.macom.com. Information contained on our website is not incorporated by reference in this prospectus supplement and you should not consider information contained on our website as part of this prospectus supplement.

The Offering

Issuer	M/A-COM Technology Solutions Holdings, Inc.

Common Stock Offered by Us	4,500,000 shares

Common Stock Offered by the Selling Stockholders	2,000,000 shares

Common Stock to be Outstanding after the Offering	52,288,456 shares

Underwriters’ Option to Purchase Additional Shares	The selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 975,000 shares of common stock.

Use of Proceeds	We intend to use the net proceeds from this offering to repay outstanding borrowings under our revolving credit facility and for general corporate purposes. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including the sale of the shares of our common stock by the selling stockholders upon the exercise by the underwriters of their option to purchase additional shares. See “Use of Proceeds.”

Risk Factors	You should consider carefully all of the information set forth in this prospectus supplement and the accompanying prospectus and, in particular, you should carefully evaluate the specific factors under “Risk Factors” beginning on page S-11 of this prospectus supplement and those risk factors incorporated by reference herein.

NASDAQ Global Select Market Symbol	MTSI

Conflicts of Interest	We intend to use a portion of the net proceeds from this offering to repay indebtedness owed by us to affiliates of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated who are lenders under our revolving credit facility. Because such affiliates of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under our revolving credit facility, and therefore may receive at least 5% of the net proceeds of this offering, they are deemed to have a conflict of interest under FINRA Rule 5121(f)(5)(c). No sales will be made to discretionary accounts without the express written permission of the customer. A qualified independent underwriter will not be required for this offering pursuant to FINRA Rule 5151(a)(1)(B) as the securities have a bona fide public market.

The number of shares of common stock to be outstanding after this offering is based on 47,788,456 shares of our common stock outstanding as of January 30, 2015, and excludes as of that date:

•	862,106 shares of our common stock subject to outstanding options at a weighted-average exercise price of $12.08 per share;

•	1,717,835 shares of our common stock issuable upon vesting of outstanding restricted stock units;

•	1,281,356 shares of our common stock issuable upon the exercise of outstanding warrants outstanding to purchase shares of our common stock at an exercise price of $14.047592 per share; and

•	an aggregate of 12,103,746 additional shares of common stock reserved for future issuance under our equity compensation plans.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares of our common stock from the selling stockholders.

Summary Historical Consolidated Financial Data

The following table sets forth a summary of certain historical consolidated financial data for the Company. The summary historical consolidated financial data has been derived from our audited consolidated financial statements and related notes for the fiscal years ended October 3, 2014, September 27, 2013 and September 28, 2012 contained in our Annual Report on Form 10-K filed on December 9, 2014 and incorporated herein by reference, and our unaudited condensed consolidated financial statements and related notes for the three months ended January 2, 2015 and January 3, 2014 contained in our Quarterly Report on Form 10-Q filed on February 2, 2015 and incorporate herein by reference. We have a 52- or 53-week fiscal year ending on the Friday closest to September 30. Fiscal year 2014 included 53 weeks, and fiscal years 2013 and 2012 included 52 weeks.

We acquired Mindspeed Technologies, Inc. (“Mindspeed”) on December 18, 2013 (the “Mindspeed Acquisition”). Our historical financial statements include the results of Mindspeed from such date. We separately incorporate by reference the audited financial statements of Mindspeed for the fiscal years ended September 27, 2013 and September 28, 2012. We acquired Nitronex, LLC (“Nitronex”) on February 13, 2014 (the “Nitronex Acquisition”). Because we and Nitronex were under common control since June 25, 2012, we present combined financial statements in a manner similar to a pooling-of-interests for all periods since June 25, 2012, the earliest date of common control. Accordingly, our historical financial statements have been retroactively combined as if Nitronex was acquired on June 25, 2012. All periods from June 25, 2012, have been combined using historical amounts of each entity. We acquired BinOptics on December 15, 2014 (the “BinOptics Acquisition”). For more information regarding BinOptics and the BinOptics Acquisition, please see “Summary – Recent Developments” and “Summary—Unaudited Summary Pro Forma Financial Information” in this prospectus supplement, and BinOptics’ audited and interim financial statements and pro forma financial information included in our Current Report on Form 8-K/A filed on February 2, 2015 and incorporated herein by reference.

The summary historical consolidated financial data should be read in conjunction with the consolidated financial statements described above and the related notes. Our historical financial data may not be indicative of the results of operations or financial position to be expected in the future.

	Three Months Ended		Fiscal Years
	January 2, 2015	January 3, 2014	2014	2013	2012
	(in thousands, except per share data)
Revenue(1)	$114,864	$84,154	$418,662	$323,071	$303,336
Cost of revenue(2)(3)	60,663	48,432	249,674	186,658	169,213

Gross Profit	54,201	35,722	168,988	136,413	134,123
Operating expenses:
Research and development(3)	19,474	12,430	73,685	44,588	36,752
Selling, general and administrative(3)	25,599	19,383	86,179	52,004	45,688
Litigation settlement	—	—	—	7,250	—
Contingent consideration	—	—	—	(577)	(3,922)
Restructuring charges	—	13,090	14,823	1,060	1,862

Total operating expenses	45,073	44,903	174,687	104,325	80,380

Income (loss) from operations	9,128	(9,181)	(5,699)	32,088	53,743

	Three Months Ended		Fiscal Years
	January 2, 2015	January 3, 2014	2014	2013	2012
	(in thousands, except per share data)
Other income (expense):
Warrant liability gain (expense)(4)	(10,608)	1,282	(3,928)	(4,312)	3,175
Class B conversion liability expense(5)	—	—	—	—	(44,119)
Interest expense	(4,723)	(586)	(12,362)	(817)	(695)
Other income	375	78	3,217	372	185

Total other income (expense)	(14,956)	774	(13,073)	(4,757)	(41,454)

Income (loss) before income taxes	(5,828)	(8,407)	(18,772)	27,331	12,289
Income tax provision (benefit)	478	(1,591)	(8,054)	9,135	15,953

Income (loss) from continuing operations	(6,306)	(6,816)	(10,718)	18,196	(3,664)
Loss from discontinued operations	—	(2,105)	(4,605)	—	—

Net income (loss)(1)	(6,306)	(8,921)	(15,323)	18,196	(3,664)
Accretion to redemption value of redeemable preferred stock and participating stock dividends	—	—	—	—	(2,616)

Net income (loss) attributable to common stockholders	$(6,306)	$(8,921)	$(15,323)	$18,196	$(6,280)

Basic income (loss) per common share:
Income (loss) from continuing operations(1)	$(0.13)	$(0.15)	$(0.23)	$0.40	$(0.25)
Loss from discontinued operations	—	(0.05)	(0.10)	—	—

Net income (loss)—basic	(0.13)	(0.19)	(0.33)	0.40	(0.25)

Diluted income (loss) per common share:
Income (loss) from continuing operations(1)	$(0.13)	$(0.15)	$(0.23)	$0.39	$(0.25)
Loss from discontinued operations	—	(0.05)	(0.10)	—	—

Net income (loss)—diluted	(0.13)	(0.19)	(0.33)	0.39	(0.25)

Shares used to compute net income (loss) per common share:
Basic	47,606	46,517	47,009	45,916	24,758

Diluted	47,606	46,517	47,009	47,137	24,758

	As of
	January 2, 2015	October 3, 2014	September 27, 2013
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$48,335	$173,895	$110,488
Working capital	206,904	287,703	194,289
Total assets	777,291	682,234	316,635
Long-term debt, less current portion	442,375	343,178	—
Stockholders’ equity	227,022	228,567	247,141

(1)	For the three months ended January 2, 2015, reflects an increase to revenue of $15.1 million, which resulted in a reduction of net loss by $8.5 million and a reduction of earnings per share loss by $0.18 per share relating to a change in distribution revenue recognition estimates made during the period.

(2)	In fiscal year 2014, includes approximately $18.1 million of costs for step-up in valuation of Mindspeed’s inventory to fair value.
(3)	In fiscal year 2014, cost of revenue, research and development and selling, general and administrative includes approximately $1.4 million, $4.5 million and $13.9 million, respectively, of costs related to the acquisition and integration of Mindspeed.
(4)	Represents changes in the fair value of common stock warrants recorded as liabilities and adjusted each reporting period to fair value.
(5)	Represents changes in the fair value of certain features of our Class B convertible preferred stock that were recorded as liabilities and adjusted each reporting period to fair value. This liability was settled in connection with our initial public offering in March 2012.

Unaudited Summary Pro Forma Financial Information

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined consolidated statements of operations for the fiscal year ended October 3, 2014 and for the three months ended January 2, 2015 to illustrate the effects of (i) the Mindspeed Acquisition and the BinOptics Acquisition, as if the acquisitions occurred on the first day of the fiscal year ended October 3, 2014, and (ii) the BinOptics Acquisition as if the transaction occurred on the first date of the three months ended January 2, 2015 (collectively, the “Unaudited Pro Forma Financial Information”). In accordance with Article 11 of Regulation S-X, a pro forma balance sheet is not required as the acquisitions have already been reflected in our unaudited condensed consolidated balance sheet for the three months ended January 2, 2015 set forth in our Quarterly Report on Form 10-Q filed with the SEC on February 2, 2015 and incorporated by reference herein.

The Unaudited Pro Forma Financial Information is based upon the historical consolidated financial statements and notes thereto of the Company, Mindspeed and BinOptics, and should be read in conjunction with:

•	the historical financial statements and the accompanying notes of the Company included in our Annual Report on Form 10-K for the fiscal year ended October 3, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2015, each incorporated herein by reference;

•	the historical financial statements and the accompanying notes of BinOptics for the year ended December 31, 2013, and the unaudited financial statements and accompanying notes for the nine months ended September 30, 2014 included in our Current Report on Form 8-K/A filed on February 2, 2015 and incorporated herein by reference; and

•	the unaudited pro forma financial information included in our Current Report on Form 8-K/A filed on February 2, 2015 and incorporated herein by reference.

The Unaudited Pro Forma Financial Information is provided for informational purposes only and is not intended to represent or be indicative of the combined results of operations that would have occurred if the acquisitions had been completed as of the beginning of the respective periods, nor is it indicative of the future operating results. Assumptions and estimates underlying any pro forma adjustments are described in the unaudited pro forma financial information included in our Current Report on Form 8-K/A filed on February 2, 2015 and incorporated herein by reference.

	Three Months Ended January 2, 2015	Fiscal Year Ended October 3, 2014	See Notes
	(in thousands, except per share data)
Revenue	$126,731	$483,381	(a)
Cost of revenue	67,556	294,475	(a), (b), (c), (f), (g), (j)

Gross Profit	59,175	188,906
Operating expenses:
Research and development	20,295	87,115	(c)
Selling, general and administrative	22,867	107,520	(b), (c), (d), (f), (j), (k), (l)
Other expense	—	652	(e)
Restructuring charges	—	14,813

Total operating expenses	43,162	210,100

Income (loss) from operations	16,013	(21,194)

	Three Months Ended January 2, 2015	Fiscal Year Ended October 3, 2014	See Notes
	(in thousands, except per share data)
Other income (expense):
Warrant liability expense	(10,608)	(3,928)
Interest expense	(4,751)	(18,087)	(h)
Other income	375	3,217

Total other income (expense)	(14,984)	(18,798)

Income (loss) before income taxes	1,029	(39,992)
Income tax provision (benefit)	8,640	(19,306)	(i), (m)

Income (loss) from continuing operations	(7,611)	(20,686)
Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.16)	$(0.44)
Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.16)	$(0.44)
Shares used to compute net income (loss) per common share:
Basic	47,606	47,009

Diluted	47,606	47,009

Unaudited Pro Forma Adjustments for the fiscal year ended October 3, 2014:

(a)	To reflect a decrease of Mindspeed’s revenue related to the decrease of deferred revenue to estimated fair value (in thousands):

Revenue	$(1,299)
Cost of revenue	(280)

(b)	To reflect in the pro forma incremental amortization from the $138.7 million of acquired Mindspeed intangible assets as follows (in thousands):

Cost of revenue	$4,144
Selling, general and administrative	124

(c)	To reflect the pro forma incremental depreciation expense resulting from the increase to fair value of the Mindspeed property and equipment based upon the estimated weighted average useful lives of four years (in thousands):

Cost of revenue	$361
Research and development	431
Selling, general and administrative	62

(d)	To eliminate $13.2 million of transaction costs related to payments made to third parties in connection with the Mindspeed Acquisition, as those costs are non-recurring in nature.

(e)	To eliminate the $7.6 million of the expense related to the payment of a “make-whole premium” in cash equal to the sum of the remaining scheduled interest payments to the holders of Mindspeed’s convertible debt, as that cost is non-recurring in nature.

(f)	To reflect in the pro forma incremental amortization from the $135.3 million of acquired BinOptics intangible assets as follows (in thousands):

Cost of revenue	$5,323
Selling, general and administrative	7,132

(g)	The BinOptics inventory was increased to estimated realizable value, which has been estimated to be sales price less cost to sell through plus a reasonable margin of selling effort. This pro forma adjustment reflects the $6.3 million of incremental cost resulting from the increase to realizable value of the BinOptics inventory.

(h)	To reflect the pro forma increase of $4.8 million of interest expense related to the $100.0 million the Company borrowed under its revolving credit facility to fund the BinOptics Acquisition at an interest rate of approximately 4.75%

(i)	To record the estimated tax effect related to the pro forma adjustments based on the statutory rate of 35%.

Unaudited Pro Forma Adjustments for the three months ended January 2, 2015:

(j)	To reflect in the pro forma incremental amortization from the $135.3 million of acquired BinOptics intangible assets as follows (in thousands):

Cost of revenue	$1,207
Selling, general and administrative	1,310

(k)	To eliminate $13.2 million of expenses related to compensation costs paid to BinOptics employees to buy-out the employees’ BinOptics stock options, as those costs are non-recurring in nature.

(l)	To eliminate $9.7 million of transaction costs related to payments made to third parties in connection with the BinOptics Acquisition, as those costs are non-recurring in nature.

(m)	To record the estimated tax effect related to the pro forma adjustments based on the statutory rate of 35%.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the following risks and uncertainties, as well as those discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2015. If any of the risks described in this prospectus supplement or accompanying prospectus, or the risks described in any documents incorporated by reference in this prospectus supplement or the accompanying prospectus, actually occur, our business, prospects, financial condition or operating results could be adversely affected.

Risks Related to our Common Stock and this Offering

The market price of our common stock may be volatile, which could result in substantial losses for investors.

You should consider an investment in our common stock risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Factors that may cause the market price of our common stock to fluctuate include:

•	changes in general economic, industry and market conditions;

•	domestic and international economic factors unrelated to our performance;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in or failure to meet analysts’ or our own publicly disclosed expectations as to our future financial performance, as was the case in August 2012 when the trading price of our common stock declined approximately 21% on the day following our public announcement of lower than expected revenue, gross margin and business outlook figures;

•	changes in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

•	changes in market valuations or earnings of similar companies;

•	addition or loss of significant customers;

•	announcements by us or our competitors, customers or suppliers of significant products, contracts, acquisitions, strategic partnerships or other events;

•	loss by us of rights to licensed technology, or developments or disputes concerning patents or proprietary rights, including any injunction issued, lost revenues or material sums paid for damage awards, settlement payments, license fees, attorney’s fees or other litigation expenses associated with intellectual property lawsuits we may initiate, or in which we may be named as defendants;

•	developments concerning current or future strategic alliances or acquisitions;

•	any future sales of our common stock or other securities; and

•	additions or departures of directors, executives or key personnel.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Some of our stockholders can exert control over us, and they may not make decisions that reflect our interests or those of other stockholders.

Our largest stockholders control a significant amount of our outstanding common stock. As of January 2, 2015, John and Susan Ocampo and their affiliates beneficially owned 52.0% of our common stock and certain investment funds affiliated with Summit Partners, L.P. owned 19.9% of our common stock, and will own 45.6% and 16.3% of our common stock, respectively, following the completion of this offering, assuming no exercise by the underwriters of their option to purchase additional shares. John and Susan Ocampo and their affiliates and the investment funds affiliated with Summit Partners, L.P. will continue to own a significant stake in our company following the completion of this offering. John and Susan Ocampo and their affiliates will be able to exert a significant degree of influence over our management and affairs and control over matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the market price of our securities. In addition, the interests of these stockholders may not always coincide with your interests or the interests of other stockholders.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our common stock or change their opinion of our common stock, our stock price would likely decline. If one or more of these analysts cease their coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

Anti-takeover provisions in our charter documents and Delaware law could prevent or delay a change in control of our company that stockholders may consider beneficial and may adversely affect the price of our stock.

Provisions of our fourth amended and restated certificate of incorporation and second amended and restated bylaws may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include authorizing the issuance of “blank check” preferred stock, staggered elections of directors, and establishing advance notice requirements for nominations for election to the board of directors and for proposing matters to be submitted to a stockholder vote. Provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with our company or obtaining control of our company. Specifically, Section 203 of the Delaware General Corporate Law may prohibit business combinations with stockholders owning 15% or more of our outstanding voting stock and could reduce our value.

In addition, our fourth amended and restated certificate of incorporation provides that after John and Susan Ocampo and their affiliates collectively own less than 50% of our outstanding common stock, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of the stockholders may only be taken at an annual or special meeting before which it is properly brought, and not by written consent without a meeting. Following the offering, John and Susan Ocampo and their affiliates will collectively own less than 50% of our outstanding common stock, and as a result, stockholders will no longer be able to act by written consent.

We do not intend to pay dividends for the foreseeable future.

We do not intend to pay any cash dividends on our common stock in the foreseeable future. The payment of cash dividends is restricted under the terms of the agreements governing our indebtedness. In addition, because we are a holding company, our ability to pay cash dividends may be limited by restrictions on our ability to obtain sufficient funds through dividends from subsidiaries, including restrictions under the terms of the agreements governing our indebtedness. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Management will have broad discretion as to the use of the proceeds from the sale of shares by us in this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from the sale of shares by us in this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operations and cause the price of our stock to decline.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise adequate capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

Sales of substantial amounts of our common stock in the public market, or the availability of such shares for sale, by us or others, including the issuance of common stock upon exercise of outstanding options, could adversely affect the price of our common stock.

In connection with this offering, we, our directors and executive officers, the selling stockholders and certain other key stockholders have agreed to a lock-up for a period of 90 days following this offering, subject to certain exceptions. Such persons may be released from the lock-up prior to the expiration of the lock-up period at the sole discretion of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. See “Underwriting (Conflicts of Interest).” Upon expiration or earlier release of the lock-up, we, our directors and executive officers, the selling stockholders and certain other key stockholders may sell shares into the market, which could adversely affect the market price of shares of our common stock. In addition, during the lock-up period and thereafter, sales of shares held by our directors, executive officers and stockholders are permitted under trading plans, as in effect as of the date of the applicable lock-up agreement, established pursuant to Rule 10b5-1 of the Securities Exchange Act, as amended.

Following the offering, we will no longer be a “controlled company” within the meaning of the NASDAQ Stock Market rules, and we will be subject to additional governance requirements under the NASDAQ Stock Market rules.

John and Susan Ocampo and their affiliates control a majority of the voting power of our outstanding common stock and, as a result, we are currently a “controlled company” under corporate governance standards of the NASDAQ Stock Market. Following this offering, John and Susan Ocampo and their affiliates will no longer control more than 50% of our common stock and, consequently, we will no longer be a “controlled company.” As a result, we will be subject to additional governance requirements under NASDAQ Stock Market rules, including the requirements to have:

•	a majority of the board of directors consist of independent directors; and

•	certain compensation committee and nominating and governance committee requirements.

The NASDAQ Stock Market rules provide for phase-in periods for these requirements, but we must be fully compliant with the new requirements within one year following the consummation of this offering. Currently, we do not have a majority of independent directors. During the transition period following our ceasing to be a “controlled company,” our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ Stock Market corporate governance requirements, such as a majority of independent directors.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of common stock by us in this offering, assuming a public offering price of $32.51 per share, which is equal to the last reported sale price of our common stock on January 30, 2015, will be approximately $138.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including the sale of the shares of our common stock by the selling stockholders upon the exercise by the underwriters of their option to purchase additional shares.

We intend to use the net proceeds from this offering to repay outstanding borrowings under our revolving credit facility and for general corporate purposes. The outstanding indebtedness under our revolving credit facility was used to partially fund our recent acquisition of BinOptics. Our revolving credit facility matures on May 8, 2019. As of January 30, 2015, the interest rate applicable to borrowings under our revolving credit facility was 2.56%. We may also use a portion of the net proceeds to acquire or invest in complementary businesses or products; however, we have no current commitments or obligations to do so.

An affiliate of each of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are lenders under our revolving credit facility and will receive a portion of the net proceeds of this offering if we use such proceeds to repay borrowings thereunder. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

Our management will have broad discretion to allocate and use the net proceeds from this offering. The occurrence of unforeseen events or changed business conditions, however, could result in the application of the proceeds from this common stock offering to us in a manner other than as described in this prospectus supplement.

MARKET PRICE OF COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MTSI.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the NASDAQ Global Select Market.

	Price Range of Common Stock
	High	Low
Fiscal Year 2013:
First Quarter	$15.00	$10.01
Second Quarter	17.00	13.58
Third Quarter	16.14	12.45
Fourth Quarter	17.28	13.35
Fiscal Year 2014:
First Quarter	$18.25	$13.20
Second Quarter	21.70	15.43
Third Quarter	23.44	15.76
Fourth Quarter	25.70	19.04
Fiscal Year 2015:
First Quarter	$32.80	$18.23
Second Quarter (through January 30, 2015)	34.85	28.00

On January 30, 2015, the closing price of our common stock was $32.51 per share as reported on the NASDAQ Global Select Market. As of January  30, 2015, there were 47,788,456 shares of our common stock outstanding and 19 registered holders.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock since our initial public offering in 2012, and we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Our credit facility also contains restrictions on our ability to pay cash dividends, subject to certain exceptions. We currently intend to retain all future earnings to fund the growth and development of our business. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments, provisions of applicable law and other factors the board of directors deems relevant.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and capitalization as of January 2, 2015:

•	on an actual basis; and

•	on an as adjusted basis, to give effect to the issuance and sale of 4,500,000 shares of common stock by us in this offering, assuming a public offering price of $32.51 per share, which is equal to the last reported sale price of our common stock on January 30, 2015, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds as described under “Use of Proceeds.”

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and related notes thereto in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2015, which is incorporated by reference in this prospectus supplement.

	As of January 2, 2015
	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$48,335	$86,951

Long-term liabilities:
Term loan	$342,375	$342,375
Revolving credit facility	100,000	—
Other long-term liabilities	35,996	35,996

Total long-term liabilities	$478,371	$378,371

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value, 300,000 shares authorized; 47,766 shares issued, 47,743 shares outstanding, actual; 52,266 shares issued, 52,243 shares outstanding, as adjusted	48	52
Accumulated other comprehensive loss	(1,147)	(1,147)
Additional paid-in capital	382,268	528,559
Treasury stock, at cost, 23 shares issued	(330)	(330)
Accumulated deficit	(153,817)	(153,817)

Total stockholders’ equity	227,022	373,317

Total capitalization	$705,393	$751,688

(1)	Assumes the net proceeds to us from this offering are used to repay the entire outstanding balance of our revolving credit facility.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income and estate tax considerations applicable to non-U.S. holders with respect to their ownership and disposition of shares of our common stock. This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. For purposes of this discussion, a non-U.S. holder means a beneficial owner of our common stock who is not for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or any other entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

An individual may be treated as a resident instead of a nonresident of the United States in any calendar year for U.S. federal income tax purposes if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three- year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset, which generally means property held for investment.

This discussion does not address all aspects of U.S. federal income and estate taxation, including the Medicare contribution tax, that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	regulated investment companies;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

•	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold our common stock through partnerships or other pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

Distributions on Our Common Stock

Distributions on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock.” Any such distributions will also be subject to the discussion below under the section titled “Withholding and Information Reporting Requirements—FATCA.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. If we determine, at a time reasonably close to the date of payment of a distribution on our common stock, that the distribution will not constitute a dividend because we do not anticipate having current or accumulated earnings and profits, we intend not to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations. If we or another withholding agent withholds tax on such a distribution, a non-U.S. holder may be entitled to a refund of the tax withheld, which the non-U.S. holder may claim by timely filing the required information with the IRS.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non- U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is generally taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN-E (or other applicable form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing the required information with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

In general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock (other than a redemption that is treated as a distribution for U.S. federal income tax purposes and taxed as described above) unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” also may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the taxable disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the taxable disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, if any; or

•	we are, or have been, at any time during the five-year period preceding such taxable disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the taxable disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned at the time of death by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax provision or other treaty provides otherwise.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Withholding and Information Reporting Requirements—FATCA

The Foreign Account Tax Compliance Act, or FATCA, will impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to certain foreign entities, unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Under final U.S. Treasury Regulations and applicable IRS guidance, withholding under FATCA will only apply to payments of (1) dividends on our common stock and (2) gross proceeds from a sale or other disposition of our common stock made after December 31, 2016. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the tax. Certain intergovernmental agreements between the United States and other countries may modify these rules. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

SELLING STOCKHOLDERS

The following table presents information as of January 30, 2015 regarding the beneficial ownership of each selling stockholder that is offering shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. When we refer to the “selling stockholders” in this prospectus supplement, we mean those persons listed in the table below. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We will also bear the costs, other than underwriting discounts and commissions, associated with the sale of shares of common stock by the selling stockholders. See “Underwriting (Conflicts of Interest).”

The shares held by John and Susan Ocampo and their affiliates were issued by us in various transactions since our incorporation in March 2009, including the merger with Mimix Holdings, Inc. in May 2010. The shares and warrants issued to the funds affiliated with Summit Partners, L.P. were issued in connection with a private placement transaction in December 2010.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 47,788,456 shares of our common stock outstanding as of January 30, 2015. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options, restricted stock units or warrants held by that person that are currently exercisable or exercisable (or, in the case of restricted stock units, scheduled to vest and settle) within 60 days of January 30, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership Prior To The Offering			Beneficial Ownership After The Offering(1)
Name of Selling Stockholder	Shares	Percent	Shares Being Offered	Shares	Percent
John Ocampo and affiliates(2)	24,858,582	52.0%	1,000,000	23,858,582	45.6%
Funds affiliated with Summit Partners, L.P.(3)	9,753,043	19.9%	1,000,000	8,753,043	16.3%

(1)	Assumes all the shares of common stock offered by the selling stockholders are sold in the offering. Also assumes no exercise by the underwriters of the option to purchase additional shares from the selling stockholders.
(2)	Represents 23,645,500 shares beneficially owned by various family trusts affiliated with John and Susan Ocampo. Mr. and Mrs. Ocampo are the co-trustees of each of the family trusts and hold voting and dispositive power over the shares held in the family trusts. Also includes 1,213,082 shares beneficially owned by GaAs Labs LLC (“GaAs Labs”), an entity controlled by Mr. and Mrs. Ocampo. The address of the family trusts and GaAs Labs is c/o M/A-COM Technology Solutions Holdings, Inc., 100 Chelmsford Street, Lowell, MA 01851.
(3)

Represents 6,075,480 shares beneficially owned by Summit Partners Private Equity Fund VII-A, L.P., 3,649,030 shares beneficially owned by Summit Partners Private Equity Fund VII-B, L.P., 16,224 shares beneficially owned by Summit Investors I, LLC, and 1,145 shares beneficially owned by Summit Investors I (UK), L.P. The shares beneficially owned include the following shares issuable upon the exercise of warrants that are currently exercisable: 792,454 shares beneficially owned by Summit Partners Private Equity Fund VII- A, L.P., 475,960 shares beneficially owned by Summit Partners Private Equity Fund VII-B, L.P., 2,116 shares beneficially owned by Summit

Investors I, LLC and 149 shares beneficially owned by Summit Investors I (UK), L.P. Summit Partners, L.P. is the managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of each of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P. Summit Master Company, LLC is the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its Investment Committee responsible for voting and investment decisions with respect to the Company. Also includes 8,194 shares held by Peter Chung and 2,970 shares issuable within 60 days of January 30, 2015 upon the vesting and settlement of restricted stock units previously granted to Peter Chung, each of which he holds for the benefit of Summit Partners, L.P., which he has empowered to determine when the underlying shares will be sold and which is entitled to the proceeds of any such sales. Summit Partners, L.P., through a two-person Investment Committee responsible for voting and investment decisions with respect to the Company, currently composed of Martin Mannion and Peter Chung, has voting and dispositive authority over the shares held by each of these entities and therefore may be deemed to beneficially own such shares. In addition, Mr. Chung is a member of Summit Master Company, LLC. Summit Partners, L.P., Summit Master Company, LLC, each of the entities affiliated with Summit Partners, L.P. mentioned above and Messrs. Mannion and Chung, each disclaim beneficial ownership of the shares and the restricted stock units, except to the extent of their pecuniary interest therein. The address of each of the entities affiliated with Summit Partners, L.P. and Messrs. Mannion and Chung is 222 Berkeley Street, 18th Floor, Boston, MA 02116.

Material Relationships with Selling Stockholders

John Ocampo has served as our Chairman of the Board since March 2009. Susan Ocampo and Peter Chung, a Managing Director of Summit Partners, L.P., have each served as members of our board of directors since December 2010. Except as set forth herein, none of the selling stockholders has held any other position or office with us or our affiliates within the last three years or has had a material relationship with us or our affiliates within the past three years.

GaAs Labs Management Fee

Pursuant to an agreement entered into in fiscal year 2008 and amended in fiscal year 2010, we paid GaAs Labs a management fee of $60,000 per month in exchange for the provision of financial and strategic advisory and other services to us. GaAs Labs is an affiliate of John and Susan Ocampo. In fiscal year 2012, we paid GaAs Labs $360,000 under the agreement. The agreement terminated upon the closing of our initial public offering in March 2012.

GaAs Labs Service Agreement

In April 2012, we entered into a services agreement with GaAs Labs whereby GaAs Labs pays us for administrative and business development services provided to GaAs Labs on a time and materials basis. There are no minimum service requirements or payment obligations, and the agreement may be terminated by either party with 30 days’ notice. We received related payments of $185,000, $372,000 and $118,000 from GaAs Labs for services provided in fiscal years 2012, 2013 and 2014, respectively, pursuant to this agreement.

Acquisition of Nitronex, LLC

In February 2014, we acquired Nitronex, a supplier of high-performance GaN semiconductors for RF, microwave and millimeterwave applications (the “Nitronex Acquisition”). Prior to the Nitronex

Acquisition, 100% of the outstanding membership interests in Nitronex were owned by GaAs Labs. We made a cash payment to GaAs Labs of $26.1 million at the closing of the Nitronex Acquisition for all of the outstanding ownership interests of Nitronex. The purchase price includes $3.9 million held by a third-party escrow agent pending any claims by us in connection with representation and warranties made by GaAs Labs in the Nitronex Acquisition. The indemnification period expires in August 2015, at which point if no claims have been made, the escrowed amounts will be paid to GaAs Labs.

Ubiquiti Design Services Agreement

In February 2012, we entered into a design services agreement with Ubiquiti Networks, Inc. (“Ubiquiti”). John Ocampo served as a director of Ubiquiti from October 2010 until October 2013, and Peter Chung served as director of Ubiquiti from March 2010 until October 2013. Funds affiliated with Summit Partners, L.P. were also a greater than 5% stockholder of Ubiquiti until January 2014. The agreement provides that we will provide engineering services to Ubiquiti toward the development of an integrated circuit device. The agreement also provides that Ubiquiti will pay us up to $500,000 for such services based on milestone achievements and sets a unit price for any future production orders of such devices, all of which have been received through the date of this filing.

Acacia Communications

We periodically sell products to Acacia Communications, Inc. Funds affiliated with Summit Partners, L.P. are stockholders of Acacia Communications. We recognized revenue of $242,000 and $150,000 from product sales to Acacia Communications during fiscal years 2013 and 2014, respectively.

Class B Preferred Stock IPO Preference Payment

Upon the closing of our initial public offering in March 2012, we were required under the terms of our then-current certificate of incorporation to pay to the holders of our Class B convertible preferred stock a preference payment of $60.0 million in the aggregate. Such holders included the selling stockholders affiliated with Summit Partners, L.P. Mr. Chung is a managing director of Summit Partners, L.P. and a member of Summit Master Company, LLC.

Second Amended and Restated Investor Rights Agreement

We are party to an investor rights agreement dated February 28, 2012, as amended, with a group of our stockholders that includes entities affiliated with John and Susan Ocampo and certain investment funds affiliated with Summit Partners, L.P. Subject to the terms and conditions of the investors’ rights agreement, such stockholders have registration rights with respect to the shares of our capital stock or warrants they, or certain of their affiliates, hold, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. Pursuant to an amendment to the investor rights agreement entered into on February 2, 2015, only John and Susan Ocampo and their affiliates and the funds affiliated with Summit Partners, L.P. are entitled to registration rights in connection with this offering.

Tax Reimbursement

In January 2012, our board of directors approved the reimbursement of any tax penalties and interest assessed by state and federal tax authorities against persons who were our stockholders during our 2009 tax year based on amended 2009 Forms K-1 we have issued to those individuals. We were a Subchapter S tax filer during our 2009 tax year, and, as a result, our stockholders in that period were required to report our taxable income or losses for that period on their personal income tax returns on a pass through basis. The amended Forms K-1 reported lower tax losses than were reported on the original Forms K-1 we issued to the stockholders, which in some cases increased the personal tax obligations of those stockholders, resulting in interest and penalties being assessed against the stockholders by relevant tax authorities. Should the reimbursement of the penalties and interest create additional taxable income to the stockholders, our board of directors also agreed to pay an additional amount to the stockholders to cover the additional tax obligations. Affiliates of Mr. and Mrs. Ocampo owned substantially all of our stock during our 2009 tax year and are entitled to such reimbursement. We anticipate that the aggregate payments we make related to this authorized reimbursement will not exceed $250,000. Tax reimbursements of approximately $78,000 were paid to affiliates of Mr. and Mrs. Ocampo in fiscal year 2012 and no tax reimbursements have been paid to such persons in fiscal years 2013 or 2014.

UNDERWRITING (CONFLICTS OF INTEREST)

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Raymond James & Associates, Inc.
Stephens Inc.
Stifel, Nicolaus & Company, Incorporated

Total	6,500,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional 975,000 shares from the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 975,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our officers and directors, the selling stockholders and certain other key stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ Global Select Market, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            , including an amount not to exceed $30,000 for FINRA expenses. We will bear certain expenses of the selling stockholders in connection with this offering.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. An affiliate of Goldman, Sachs & Co. acts as administrative agent and is a lender, and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender, under our Credit Agreement, dated May 8, 2014, which will be repaid with a portion of our net proceeds from this offering. As a result, such affiliates of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated may receive at least 5% of the net proceeds of this offering and be deemed to have a conflict of interest under FINRA Rule 5121(f)(5)(c). No sales will be made to discretionary accounts without the express written permission of the customer. A qualified independent underwriter will not be required for this offering pursuant to FINRA Rule 5151 (a)(1)(B) as the securities have a bona fide public market.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), an offer of shares to the public may not be made in that Relevant Member State, except that an offer of shares to the public may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State and each person who initially acquires any shares or to whom an offer is made will be deemed to have represented, warranted and agreed to and with the underwriters that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Perkins Coie LLP, Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of M/A-COM Technology Solutions Holdings, Inc. incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a common control business combination with Nitronex, LLC). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Mindspeed Technologies, Inc. for the fiscal years ended September 27, 2013 and September 28, 2012 incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Mindspeed Technologies, Inc. for the fiscal year ended September 27, 2013 (File No. 001-31650), have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of BinOptics Corporation as of and for the fiscal year ended December 31, 2013 and 2012 incorporated in this prospectus supplement by reference from the Company’s Current Report on Form 8-K/A filed on February 2, 2015, have been audited by Sciarabba Walker & Co., LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. That registration statement contains more information than this prospectus supplement and the accompanying prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed below or from the SEC’s website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information. Our filings with the SEC are also available on our website at www.macom.com. The information on our website is not incorporated by reference in this prospectus supplement and you should not consider it a part of this this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, as amended, prior to the termination of the offering under this prospectus and any prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended October 3, 2014 filed with the SEC on December 9, 2014;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2015 filed with the SEC on February 2, 2015;

•	Current Reports on Form 8-K filed with the SEC on October 23, 2014, November 19, 2014 and December 17, 2014 and Current Report on Form 8-K/A filed with the SEC on February 2, 2015;

•	The audited consolidated financial statements of Mindspeed Technologies, Inc. for the fiscal years ended September 27, 2013 and September 28, 2012, incorporated by reference from the Annual Report on Form 10-K of Mindspeed Technologies, Inc. (File No. 001-31650) filed with the SEC on December 16, 2013; and

•	The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on March 9, 2012, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

M/A-COM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, MA 01851

Attention: Investor Relations

(978) 656-2500

PROSPECTUS

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Purchase Contracts

Units

We or any selling stockholder may offer and sell the securities described in this prospectus from time to time in one or more offerings. The specific terms of the securities, including their offering prices, will be contained in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. The securities may be sold to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. See “Plan of Distribution.”

The common stock of M/A-COM Technology Solutions Holdings, Inc. is listed on the Nasdaq Global Select Market under the symbol “MTSI.”

Investing in our securities involves risks. See “Risk Factors” on page 1 of this prospectus, and any applicable prospectus supplement, and in the documents which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 2, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. Under this shelf registration process, we and/or the selling stockholders may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or the selling stockholders may offer. Each time we and/or a selling stockholder offers the securities described in this prospectus, we and/or the selling stockholder will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus does not contain all the information provided in the registration statement filed with the SEC. You should carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Information Incorporated By Reference” before you make an investment decision.

You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. Neither we nor any selling stockholder have authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Information Incorporated By Reference.”

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This prospectus and any accompanying prospectus supplements may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus or any accompanying prospectus supplement are the property of their respective owners.

Unless the context otherwise indicates, references in this prospectus to “we,” “us” and “our” are to M/A-COM Technology Solutions Holdings, Inc. and its subsidiaries. The term “you” refers to a prospective investor.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information. Our filings with the SEC are also available on our website at www.macom.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus and any prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	Annual Report on Form 10-K for the fiscal year ended October 3, 2014 filed with the SEC on December 9, 2014;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2015 filed with the SEC on February 2, 2015;

•	Current Reports on Form 8-K filed with the SEC on October 23, 2014, November 19, 2014 and December 17, 2014 and Current Report on Form 8-K/A filed with the SEC on February 2, 2015;

•	The audited consolidated financial statements of Mindspeed Technologies, Inc. for the fiscal years ended September 27, 2013 and September 28, 2012, incorporated by reference from the Annual Report on Form 10-K of Mindspeed Technologies, Inc. (File No. 001-31650) filed with the SEC on December 16, 2013; and

•	The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on March 9, 2012, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

M/A-COM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, MA 01851

Attention: Investor Relations

(978) 656-2500

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, the documents incorporated by reference or our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding our business outlook, strategy, plans, expectations, estimates and objectives for future operations, and our future results of operations and financial position. Forward-looking statements include all statements that are not historical facts and generally may be identified by terms such as “anticipates,” “believes,” “could,” “continue,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “targets,” “will,” “would,” or similar expressions or variations or the negatives of those terms.

Although forward-looking statements in this prospectus, in any prospectus supplement and in the documents incorporated by reference reflect the good faith judgment of our management based on what we know at the time they are made, such statements involve inherent risks and uncertainties and actual results and outcomes may differ materially and adversely from the results and outcomes expressed or implied by our forward-looking statements. A number of important factors could cause actual results to differ materially and adversely from those in the forward-looking statements. We urge you to consider the risks and uncertainties described in “Risk Factors” in the documents incorporated by reference in this prospectus, in any prospectus supplement and in the documents incorporated by reference.

Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. You are advised, however, to consult any further disclosures we make in those annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K which we incorporate by reference, as well as in any prospectus supplement relating to this prospectus and other public filings with the SEC.

OUR COMPANY

We are a leading supplier of high-performance analog RF, microwave, millimeterwave and photonic semiconductor products that enable next-generation internet and modern battlefield applications. We design and manufacture differentiated, high-value products for customers who demand high performance, quality and reliability. We offer a broad portfolio of over 3,500 standard and custom devices, which include integrated circuits, multi-chip modules, power pallets and transistors, diodes, switches and switch limiters, passive and active components Indium Phosphide high-performance laser semiconductors and complete subsystems, across 43 product lines serving over 6,000 end customers in four primary markets. Our semiconductor products are electronic components that our customers incorporate into their larger electronic systems, such as point-to-point wireless backhaul radios, optical networking equipment, high-density data networks, radar, automobile navigation systems, magnetic resonance imaging systems and unmanned aerial vehicles. Our primary markets are: Networks, which includes wired broadband, cellular backhaul, cellular infrastructure, enterprise networking, broadcast video transmission and optical communications applications; Aerospace and Defense, which includes military and commercial radar, RF jammers, electronic countermeasures and communication data links; Automotive, which includes global positioning modules we sell to Ford and Ford affiliates; and Multi-market, which includes industrial, medical, test and scientific applications.

We were incorporated under the laws of the State of Delaware in March 2009. The address of our principal executive offices is 100 Chelmsford Street, Lowell, Massachusetts 01851, and our telephone number is (978) 656-2500. Our website address is www.macom.com. Information contained on our website is not incorporated by reference in this prospectus and you should not consider information contained on our website as part of this prospectus.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any applicable prospectus supplement, as well as other information in this prospectus and any applicable prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth consolidated ratio of earnings to fixed charges for each of the last five fiscal years and for the fiscal quarter ended January 2, 2015.

	Fiscal Year							Fiscal Quarter Ended January 2, 2015
	2010	2011		2012	2013	2014
Ratio of earnings to fixed charges (1)	5.3x	—	(2)	7.0x	12.8x	—	(2)	—	(2)

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings available for fixed charges consists of income (loss) from continuing operations before income tax plus fixed charges less earnings from non-controlling interests. Fixed charges include interest expense and the portion of operating rental expense that management believes is representative of the appropriate interest component of rental expense. The portion of total rental expense that represents the interest factor is estimated to be 33.3%.
(2)	The ratio coverage for fiscal years 2011 and 2014 and for the fiscal quarter ended January 2, 2015 was less than 1:1 in each of these periods. We would have needed to generate additional earnings of approximately $0.5 million, $18.8 million and $5.8 million in fiscal years 2011 and 2014 and for the fiscal quarter ended January 2, 2015, respectively, to achieve a coverage ratio of 1:1 in each of these periods.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities offered by us under this prospectus for general corporate purposes, which may include repayment or refinancing of debt, acquisitions, working capital, capital expenditures, and repurchases or redemptions of securities. We will retain broad discretion over the allocation of net proceeds from the sale of any securities offered by us. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of securities by any selling stockholder.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our fourth amended and restated certificate of incorporation, which we refer to as our certificate of incorporation, our second amended and restated bylaws, which we refer to as our bylaws, and applicable provisions of Delaware corporate law. This summary is not complete. You should read our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of January 30, 2015, 47,788,456 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the common stockholders. The holders of common stock are not entitled to cumulative voting in the election of directors. Therefore, holders of a majority of the shares voting for the election of directors can elect all directors. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors may declare out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata in all assets remaining after payment of, or provision for, our liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no pre-emptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Pursuant to our certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock from time to time in one or more series. The board of directors also has the authority to fix the designations, voting powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of, any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. The issuance of preferred stock may decrease the market price of our common stock.

Pre-emptive Rights

Under Delaware law, a stockholder is not entitled to pre-emptive rights to subscribe for additional issuances of common stock or any other class of series of common stock or any security convertible into such stock in proportion to the shares that are owned unless there is a provision to the contrary in the certificate of incorporation. Our certificate of incorporation does not provide that our stockholders are entitled to pre-emptive rights.

Registration Rights

We are party to a second amended and restated investor rights agreement with certain holders of our capital stock and warrants (as amended, the “second amended and restated investor rights agreement”), which provides for rights relating to the registration of the shares of our common stock held by them and issuable to them upon exercise of the warrants held by them. These securities are referred to as “registrable securities.”

Specifically, the second amended and restated investor rights agreement provides for, subject to certain conditions, (i) up to two demand registration rights, which require us to effect a registration of registrable securities with the SEC upon a written request from certain holders of registrable securities; (ii) unlimited shelf demand registration rights after we are eligible to use a registration statement on Form S-3 upon request from the holders of at least 5% of the outstanding registrable securities; and (iii) piggyback registration rights, subject to certain conditions, which may require us to register registrable securities if we propose to register any of our equity securities for sale to the public (whether for our account or the account of any stockholder).

In connection with any registration effected pursuant to the terms of the second amended and restated investor rights agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts, commissions and fees payable in respect of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. We have also agreed to indemnify the holders of registrable securities against claims, losses, damages and liabilities with respect to each registration effected pursuant to the second amended and restated investor rights agreement subject to limited exceptions.

Pursuant to an amendment to the second amended and restated investor rights agreement entered into on February 2, 2015, only John and Susan Ocampo and their affiliates and the funds affiliated with Summit Partners, L.P. are entitled to registration rights in connection with the registration statement of which this prospectus forms a part.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Delaware Law

Provisions of our certificate of incorporation, our bylaws and Delaware law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in the stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for our restructuring or sale of all or part of our business.

Authorized but Unissued Shares of Common Stock and Preferred Stock

Our authorized but unissued shares of common stock and preferred stock are available for our board of directors to issue without stockholder approval. As noted above, the board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. We may use the additional authorized shares of common or preferred stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.

Classified Board; Election and Removal of Directors

Our certificate of incorporation provides for the division of our board of directors into three classes, as nearly as equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected each year by our stockholders. Our directors can be removed only for cause and, subject to specified exceptions, vacancies on our board of directors may be filled only by the affirmative vote of a majority of the directors then in office. Further, only our board of directors may change the size of our board of directors. Because this system of electing, appointing and removing directors generally makes it more difficult for stockholders to replace a majority of the board of directors, it may discourage a third party from initiating a tender offer or otherwise attempting to gain control of our company, and may maintain the incumbency of our board of directors.

Stockholder Action; Special Meetings of Stockholders

Our certificate of incorporation provides that after John Ocampo and GaAs Labs, LLC, together with their respective affiliates and successors, collectively own less than 50% of our outstanding common stock, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of the stockholders may only be taken at an annual or special meeting before which it is properly brought, and not by written consent without a meeting. As a result, John Ocampo and GaAs Labs, LLC, together with their respective affiliates and successors, will be able to act by written consent so long as they collectively own at least 50% of our outstanding common stock. Our certificate of incorporation also provides that special meetings of our stockholders may be called only by the majority of our board of directors or by the chairman of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide us with timely written notice of their proposal. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Amendment to our Certificate of Incorporation and Bylaws

Our certificate of incorporation may generally be amended by a majority of our stockholders, except with respect to provisions regarding our board of directors, stockholder meetings and amendments to our certificate of incorporation and bylaws, which may only be amended upon approval of holders of at least 66-2/3% of our outstanding voting stock. In addition, the approval of at least 80% of our outstanding voting stock is required to amend the provisions of Article VI of our certificate of incorporation with respect to limitation of director liability, indemnification of directors and officers and renunciation of corporate opportunities. Our bylaws may generally be amended by our board of directors or by our stockholders upon approval of holders of at least 66-2/3% of our outstanding voting stock.

Corporate Opportunities

Our certificate of incorporation provides that we expressly renounce any interest or expectancy in any corporate opportunity and that there shall be no expectation that such corporate opportunity be offered to us or our affiliates, if such opportunity is one that an “Institutional Investor” (as defined below) has acquired knowledge of or is otherwise pursuing, such that as a result of such renunciation, the corporate opportunity shall belong to such Institutional Investor. The renunciation does not apply to any interest or expectancy we may have in any corporate opportunity that is expressly offered to any of our directors or officers in his or her capacity as a director or officer of us. An “Institutional Investor” is defined as (i) GaAs Labs, LLC and its affiliated companies, or (ii) Summit Partners, L.P. and its affiliated companies, in each case including each of their respective directors, officers, employees and agents.

Forum Selection

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty, (iii) any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or bylaws or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. Although we have included a choice of forum clause in our certificate of incorporation, it is possible that a court could rule that such clause is inapplicable or unenforceable.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding, those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “interested stockholder,” did own, 15% or more of the corporation’s voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “MTSI.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time under this prospectus. We will set forth in an accompanying prospectus supplement a description of the debt securities that may be offered under this prospectus. The applicable prospectus supplement and other offering material relating to such offering will describe the specific terms relating to the series of debt securities being offered, including a description of the material terms of the indenture (and any supplemental indentures) governing such series. These terms may include the following:

•	the title of the series of the offered debt securities;

•	the price or prices at which the offered debt securities will be issued;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the date or dates on which the principal of the offered debt securities will be payable;

•	the rate or rates (which may be fixed or variable) per year at which the offered debt securities will bear interest, if any, or the method of determining the rate or rates and the date or dates from which interest, if any, will accrue;

•	if the amount of principal, premium or interest with respect to the offered debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which these amounts will be determined;

•	the date or dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the payment thereof;

•	the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the offered debt securities will be payable;

•	the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, pursuant to optional redemption provisions;

•	the terms on which we would be required to redeem or purchase the offered debt securities pursuant to any sinking fund or similar provision, and the period or periods within which, the price or prices at which and the terms and conditions on which the offered debt securities will be so redeemed and purchased in whole or in part;

•	the denominations in which the offered debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000;

•	the form of the offered debt securities and whether the offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	the portion of the principal amount of the offered debt securities that is payable on the declaration of acceleration of the maturity, if other than their principal amount;

•	if other than U.S. dollars, the currency or currencies in which the offered debt securities will be denominated and payable, and the holders’ rights, if any, to elect payment in a foreign currency or a foreign currency unit other than that in which the offered debt securities are otherwise payable;

•	whether the offered debt securities will be issued with guarantees and, if so, the terms of any guarantee of the payment of principal and interest with respect to the offered debt securities;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

•	whether the offered debt securities will be convertible or exchangeable into other securities, and if so, the terms and conditions upon which the offered debt securities will be convertible or exchangeable;

•	whether the offered debt securities will be senior or subordinated debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the offered debt securities; and

•	any other specific terms of the offered debt securities.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete and is subject to, and is qualified in its entirety by, all provisions of the applicable deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of us, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either we or it is prevented or delayed by law or any circumstance beyond its control in performing its obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock, preferred stock or other securities. Warrants may be issued independently or together with debt securities, common stock, preferred stock or other securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The summary of the terms of the warrants contained in this prospectus is not complete and is subject to, and is qualified in its entirety to, all provisions of the applicable warrant agreement.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•	whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•	the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities, shares of common stock or preferred stock, or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts. The summary of the terms of the purchase contracts contained in this prospectus is not complete and is subject to, and is qualified in its entirety by, all provisions of the applicable purchase contracts.

The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion, if appropriate, of any special United States federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date or other specific circumstances occur. The summary of the terms of the units contained in this prospectus is not complete and is subject to, and is qualified in its entirety by, all provisions of the applicable unit agreements.

Any prospectus supplement related to any particular units will describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if appropriate, any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

The applicable provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities,” “Description of Depositary Shares,” “Description of Warrants” and “Description of Purchase Contracts,” will apply to each unit and to each security included in each unit, respectively.

SELLING STOCKHOLDERS

Selling stockholders may from time to time offer and sell our securities pursuant to this prospectus and any applicable prospectus supplement. Selling stockholders are persons or entities that, directly or indirectly, have acquired or from time to time acquire, our securities. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or agree to register their securities for resale.

The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of securities beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We and/or the selling stockholders may sell the securities being offered hereby:

•	directly to purchasers;

•	through agents;

•	through dealers;

•	through underwriters;

•	through a combination of any of the above methods of sale; or

•	through any other methods described in a prospectus supplement.

We will identify the specific plan of distribution, including any direct purchasers, agents, dealers, underwriters and, if applicable, their compensation, the purchase price, the net proceeds to us, the public offering price, and any discounts or concessions allowed or reallowed or paid to dealers, in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the Nasdaq Stock Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities.

Offers to purchase the securities may be solicited directly by us or any selling stockholder or by agents designated by us or any selling stockholder from time to time. We will, in the prospectus supplement relating to an offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions we or any selling stockholder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we and any selling stockholder will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If an underwriter or underwriters are utilized in the sale, we and any selling stockholder will execute an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

We or a selling stockholder may directly solicit offers to purchase the securities and we or a selling stockholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities offered by this prospectus will be passed upon for us by Perkins Coie LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of M/A-COM Technology Solutions Holdings, Inc. incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a common control business combination with Nitronex, LLC). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Mindspeed Technologies, Inc. for the fiscal years ended September 27, 2013 and September 28, 2012 incorporated in this prospectus by reference from the Annual Report on Form 10-K of Mindspeed Technologies, Inc. for the fiscal year ended September 27, 2013 (File No. 001-31650) have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of BinOptics Corporation for the years ended December 31, 2013 and 2012 incorporated in this prospectus by reference from our Current Report on Form 8-K/A filed on February 2, 2015, have been audited by Sciarabba Walker & Co., LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

6,500,000 Shares

M/A-COM Technology Solutions Holdings, Inc.

Common Stock

Goldman, Sachs & Co.

BofA Merrill Lynch

Morgan Stanley

Raymond James

Stephens Inc.

Stifel